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                                                Filed Pursuant to Rule 424(b)(2)
                                                  SEC Registration No. 333-58816


                             PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated May 4, 2001)



                          IRVINE SENSORS CORPORATION



                                651,770 Shares
                                 Common Stock

     This is an offering of 651,770 shares of our common stock. Our common stock is traded on the Nasdaq SmallCap Market under the symbol IRSN. On May 21, 2001, the closing price of one share of our common stock was $1.05. You should read this prospectus supplement and the related prospectus carefully before you invest.

                                  __________

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13 of our prospectus dated May 4, 2001.

                                  __________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is May 22, 2001.

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                               TABLE OF CONTENTS
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Use of Proceeds......................................................  S-2
Market for Our Common Stock..........................................  S-2
Plan of Distribution.................................................  S-2
Forward Looking Statements...........................................  S-3
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                                USE OF PROCEEDS

     The net proceeds to use from this offering will be approximately $658,550. We plan to use the net proceeds for working capital and general corporate purposes.


                          MARKET FOR OUR COMMON STOCK

     On May 21, 2001, the closing price of our common stock, as traded on the Nasdaq SmallCap Market was $1.05. As of April 1, 2001, we had outstanding a total of 48,891,510 shares of common stock issued and outstanding.


                             PLAN OF DISTRIBUTION

     We are offering 651,770 shares of our common stock under this prospectus supplement for an aggregate purchase price of $694,483. Upon the sale of this common stock, we will pay a sales commission of $34,724 to Ladenburg Thalmann & Co. Inc., as placement agent in connection with this offering and an escrow fee of $1,500 to Epstein, Becker & Green. We will also issue to Ladenburg Thalmann a warrant to purchase 32,589 shares of our common stock at an exercise price of $1.2253 per share. Ladenburg Thalmann was also paid a nonaccountable expense allowance of $35,000 at the time of execution of the placement agency agreement. We will not pay any other compensation in connection with this sale of common stock. We have agreed to indemnify Ladenburg Thalmann against liabilities under the Securities Act of 1933.

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                          FORWARD LOOKING STATEMENTS

     Some of the information in the May 4, 2001 prospectus and this prospectus supplement may be deemed forward-looking statements which involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors discussed in "Risk Factors," which can be found beginning on page 13 of the May 4, 2001 prospectus, as well as any cautionary language in that prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You will find additional risks described from time to time in our filings with the SEC. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.

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